                                  EXHIBIT 99.4

                        FORM OF STOCK PURCHASE AGREEMENT

                                  NETZERO, INC.
                            STOCK PURCHASE AGREEMENT

              I hereby elect to participate in the 1999 Employee Stock Purchase Plan (the "ESPP") for the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of NetZero, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the ESPP in the 1% multiple of my cash compensation (not to exceed a maximum of 15%) specified in my attached Enrollment Form.

              The offering period is divided into a series of consecutive purchase intervals. With the exception of the initial purchase interval which will begin at the time of the initial public offering of the Common Stock and end on April 28 2000, those purchase intervals will each be of six months duration and will run from the first business day of May to the last business day of October each year and from the first business day of November each year to the last business day of April in the following year. My participation will automatically remain in effect from one purchase interval to the next in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions on one occasion per purchase interval, and I may increase my rate of payroll deductions to become effective at the beginning of any subsequent purchase interval.

              My payroll deductions will be accumulated for the purchase of shares of Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on my Entry Date into the offering period or (ii) the fair market value per share on the purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase per purchase interval, (ii) limiting the maximum number of shares which may be purchased in total by all participants per purchase interval and (iii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

              I may withdraw from the ESPP at any time prior to the last business day of the purchase interval and elect either to have the Corporation refund all my payroll deductions for that interval or to have such payroll deductions applied to the purchase of Common Stock at the end of such interval. However, I may not rejoin that particular offering period at a later date and must wait until the start of a new offering to resume participation in the ESPP. Upon the termination of my employment for any reason, including death or disability, or my loss of eligible employee status, my participation in the ESPP will immediately cease, and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will immediately be refunded.

              If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval. If my re-employment is guaranteed by either law or contract, or if I return to active service within ninety (90) days, then upon my return my payroll deductions will automatically resume at the rate in effect when my leave began.

              The Corporation will issue a stock certificate for the shares purchased on my behalf after the end of each purchase interval. The certificate will be issued in street name and will be deposited directly in my Corporation-designated brokerage account. I will notify the Corporation of any disposition of shares purchased under the ESPP, and I will satisfy all applicable income and employment tax withholding requirements at the time of such disposition.

              The Corporation has the right, exercisable in its sole discretion, to amend or terminate all outstanding purchase rights under the ESPP at any time, with such amendment or termination to become effective immediately following the end of any purchase interval. However, such purchase rights may be amended or terminated with an immediate effective date to the extent necessary to avoid the Corporation's recognition of compensation expense for financial reporting purposes, should the accounting principles applicable to the ESPP change. Upon any such termination, I will cease to have any further rights to purchase shares of common stock under this Agreement.

              I have read this Agreement and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

Date:
     ----------------------
                                      Signature of Employee
                                                           --------------------

                                      Printed Name:
                                                   ----------------------------

Offering Period:  Initial Offering Period ending October 31, 2001

Entry Date:
           ---------------------------------